Exhibit 10.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This FOURTH Amendment to Employment Agreement (this “Amendment”) is made and entered as of this 6th day of June, 2016, (the “Amendment Effective Date”) by and between InspireMD, Inc., a Delaware corporation (the “Company”), and James J. Barry, PhD (the “Executive”) for purposes of amending that certain Employment Agreement dated as of July 14, 2014 and further amended as of January 5, 2015, February 22, 2015 and March 28, 2016, by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.           Any and all references in the Agreement to the title of “Executive Vice President and Chief Operating Officer” shall be hereby amended by deleting each and every said reference and substituting in lieu thereof the title of “President and Chief Executive Officer.”

2.           Section 1.3 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 1.3:

1.3         Term of Employment. Unless sooner terminated by either party as provided in Articles IV and V hereunder, or extended upon the mutual agreement of the parties, the term of this Agreement shall continue until May 31, 2017 (the “Term”). The Executive shall resign as a member of the Board at the end of the Term if requested by the Company. In the event that (i) the Term is not extended beyond May 31, 2017 upon the mutual agreement of the parties; and (ii) the Company does not offer the Executive a position as Chief Executive Officer and/or Chief Operating Officer on terms and conditions that are no less favorable to the Executive than the terms and conditions of this Agreement (including, to the extent the Financing Equity Grants have not been made to Executive as of such time, providing for equity awards substantially similar to the Financing Equity Grants) with a base salary that is at least 10% greater than the Executive’s current base salary, the Executive’s termination shall be deemed a termination pursuant to Section 4.5.

3.           Section 2.3 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.3:

2.3         Bonus or other Incentive Compensation. During the Term, the Executive shall be eligible to receive annual bonus compensation in an amount equal to 100% of his base salary (the “Annual Bonus”) upon the achievement of reasonable target objectives and performance goals as may be determined by the Board in consultation with the Executive (the “Goals”). In the event the Executive’s actual performance exceeds the Goals, the Board may, in its sole discretion, pay the Executive bonus compensation of more than 100% of the Annual Bonus. In each case, the Annual Bonus shall be payable in accordance with the Company’s annual bonus plan (the “Bonus Plan”). Amounts payable under the Bonus Plan shall be determined by the Board and shall be payable following such fiscal year and no later than two and one-half months after the end of such fiscal year. Amounts paid will be less than the Annual Bonus or nothing if the Goals are not met as set forth under the terms of the Bonus Plan. Any bonus or incentive compensation under this Section 2.3, the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing. The payment of any Incentive Compensation shall be subject to all federal, state and withholding taxes, social security deductions and other general withholding obligations.

4.           Section 2.5 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.5:

2.5           Base Salary Modification. Notwithstanding the provisions of this Agreement (including, without limitation, the provisions of Section 2.2), the Executive and the Company agree that for the period beginning on June 1, 2016 and ending on the earlier of (i) the closing of a transaction with investors where the Company raises an aggregate of $5 million from such investors (the “Financing”), and (ii) March 15, 2017 (the “Reduction Period”), the Executive’s base salary shall be paid to him as follows: (x) 50% of his base salary ($15,208.34 per month) for all days that the Executive is employed by the Company during the Reduction Period shall be made in cash payments, less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices; and (y) a lump-sum payment equivalent to 50% of his base salary ($15,208.34 per month) for all days that the Executive is employed during the Reduction Period, less applicable taxes and withholdings, shall be paid on the first to occur of (1) the first payroll period that is on or after the twentieth (20th) business day following the Financing, or (2) March 15, 2017 (the earlier of (1) and (2), the “Reduction Amount Payment Date”). For all periods after the Reduction Period that the Executive remains employed by the Company, the Executive’s base salary shall be paid in accordance with the Company’s regular payroll practices at 100% of his base salary (as determined in accordance with Section 2.2), less applicable taxes and withholdings.

5.           Article II of the Agreement is hereby amended by adding the following new Sections 2.6 and 2.7 to the end of Article II:

2.6           Financing Equity Grants. On or within twenty (20) business days of the closing of the Financing (the “Date of Grant”), the Executive shall receive, subject to Board approval and provided that the Executive is employed by the Company on the Date of Grant, (x) a nonqualified stock option (the “Financing Option”) relating to the number of shares of the Company’s common stock equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Option”), and (y) an award of a number of restricted shares of the Company’s common stock equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Restricted Stock Award” and together with the Financing Option, the “Financing Equity Grants”), in each case, subject to the terms and conditions of the InspireMD, Inc. 2013 Long-Term Incentive Plan (the “2013 LTIP”), together with the 2013 Employee Stock Incentive Plan (the “2013 Israeli Appendix”), which is a sub-plan to the 2013 LTIP (collectively, the 2013 LTIP and the 2013 Israeli Appendix being referred to herein as, the “Incentive Plan”) and a nonqualified stock option agreement and restricted stock award agreement (as applicable), which terms shall include, without limitation, (i) in the case of the Financing Option, an exercise price equal to the Fair Market Value (as defined by the Incentive Plan) of the Company’s common stock on the Date of Grant; (ii) vesting on the first anniversary of the Date of Grant (subject to forfeiture upon termination of the Executive’s employment for Cause or without Good Reason prior to the vesting date); (iii) vesting upon a termination of employment as provided by Section 5.1(c) below upon the Executive’s death, disability or termination of employment by the Company without Cause or by the Executive for Good Reason; and (iv) in the case of the Financing Option, exercisability during employment and for the five year period following termination of the Executive’s employment for any reason other than Cause (or, if earlier until the end of the option’s original term).

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2.7.          Retention Bonus. Subject to the Executive’s continued employment through such date, on the Reduction Amount Payment Date, the Company shall pay to the Executive a lump-sum cash retention bonus in an amount equal to $106,458, less applicable taxes and withholdings.

6.           Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

7.           In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Craig Shore
Name:	Craig Shore
Title:	CFO

EXECUTIVE:

/s/ James J. Barry
James J. Barry PhD